Exhibit 99.1
PRESS RELEASE

UL Solutions names Chief Business Operations and Innovation Officer

Alex Dadakis to join UL Solutions leadership team in newly created role

NORTHBROOK, ILLINOIS — December 5, 2024 — UL Solutions Inc. (NYSE: ULS), a global leader in applied safety science, today announced it appointed Alex Dadakis as Executive Vice President, Chief Business Operations and Innovation Officer.

Dadakis, who most recently served as Senior Vice President, Global Head of Strategy and Corporate Development at Germany-based Knauf Group, Gebr KG, will start in the newly created position on January 27, 2025. He will report to Jennifer Scanlon, president and CEO of UL Solutions.

At UL Solutions, Dadakis will oversee the company’s day-to-day business operational functions. He will also lead and unify the areas of science-led strategy, commercial excellence, communications, technology and innovation.

“I’m thrilled to welcome Alex to UL Solutions in this dynamic new role,” said Scanlon. “In 2020, we launched the Alpha strategy to strengthen and simplify our customers’ experience and go-to-market approach with a centralized business model leveraging our science-based expertise. With the addition of Alex to our leadership team, we are evolving our model, unifying operations management and focusing innovation and science-led strategy efforts to drive ongoing value creation and benefit all stakeholders. Alex has a proven track record of driving operational excellence, transforming strategy into results, and creating superior value.”

Dadakis said: “UL Solutions is a recognized global leader in applied science safety, testing, inspection, certification and advisory services. I have been fortunate to witness the power of UL Solutions and its culture firsthand as a customer and I am excited to join Jenny and the leadership team as we write the next chapter of our growth. It is a great honor to be part of an organization focused on keeping people safe, delivering superior value for all stakeholders, and acting with future generations in mind.’’

Prior to Knauf, Dadakis was SVP and Chief Customer Experience and Strategy Officer at USG Corporation, where he started in 2017. Dadakis was an associate partner at management consulting firm Bain & Company before joining USG.

About UL Solutions
A global leader in applied safety science, UL Solutions (NYSE: ULS) transforms safety, security and sustainability challenges into opportunities for customers in more than 110 countries. UL Solutions delivers testing, inspection and certification services, together with software products and advisory offerings, that support our customers’ product innovation and business growth. The UL Mark serves as a recognized symbol of trust in our customers’ products and reflects an unwavering commitment to advancing our safety mission. We help our customers innovate, launch new products and services, navigate global markets and complex supply chains, and grow sustainably and responsibly into the future. Our science is your advantage.

Source Code: ULS-IR

Investors:
Dan Scott / Rodny Nacier, ICR Inc.
IR@ul.com

Media:
Kathy Fieweger
Senior Vice President - Communications
Kathy.Fieweger@ul.com
312-852-5156